Exhibit 99.1

Curis Reports Second Quarter 2011 Financial Results

-- Conference call to be held today at 9:00 a.m. EDT --

LEXINGTON, Mass.--(BUSINESS WIRE)--July 28, 2011--Curis, Inc. (NASDAQ:CRIS), a drug development company seeking to develop next generation targeted small molecule drug candidates for cancer treatment, today reported its financial results for the second quarter ended June 30, 2011.

“The second quarter was highlighted by our collaborator Genentech’s presentation of results from its pivotal study of vismodegib (GDC-0449, RG3616) in advanced basal cell carcinoma patients,” said Dan Passeri, Curis President and Chief Executive Officer. "We are highly encouraged by the quality and substance of the positive data generated in this clinical study, including the overall response rates observed, and we look forward to Genentech and Roche’s planned regulatory submissions for vismodegib in this patient population.”

Mr. Passeri continued, “With regard to our proprietary programs, in the second quarter we initiated our planned Phase I dose escalation trial of CUDC-101, our first-in-class EGFR, Her2 and HDAC inhibitor, in combination with cisplatin and radiation in advanced head and neck cancer patients, and we expect that we will treat the first patient in this study in the very near term. We continue to demonstrate clinical activity in the indications being surveyed in our ongoing Phase I expansion study with long-term stable disease observed in several cancer types. We also have advanced preclinical efforts on an oral formulation of CUDC-101 and expect that we will initiate a Phase I study of the oral formulation in late 2011 or early 2012. Additionally, we are advancing CUDC-907, a first-in-class PI3K and HDAC inhibitor, towards clinical testing and anticipate that we will file an IND for this candidate in early 2012.”

For the second quarter of 2011, Curis reported a net loss of $4.9 million, or ($0.06) per share on both a basic and fully diluted shares outstanding basis, as compared to a net loss of $2.1 million or ($0.03) per share on both a basic and fully diluted shares outstanding basis for the same period in 2010.

Revenues for the second quarter of 2011 were $400,000, as compared to $100,000 for the same period in 2010. This increase is the result of a $300,000 license fee payment received by Curis during the second quarter of 2011.

Operating expenses for the second quarter of 2011 were $5.0 million, as compared to $4.0 million for the same period in 2010, an increase of $1.0 million, or 25%.

  Research and development spending was $3.1 million for the second quarter of 2011 as compared to $2.2 million for the same period in 2010, an increase of $900,000, or 41%. The increase in research and development expenses is primarily attributable to an additional $800,000 in costs associated with the continued development of CUDC-101, including the ongoing Phase I expansion trial, costs related to the initiation of a Phase I trial in advanced head and neck cancers and manufacturing costs related to an oral formulation of CUDC-101 under development.
  General and administrative spending was $1.9 million for the second quarter of 2011 as compared to $1.8 million for the same period in 2010, an increase of $100,000, or 6%. This increase was primarily due to increased legal costs, specifically patent costs and fees related to foreign patent filings.

Other expense was $300,000 for the second quarter of 2011 compared to other income of $1.8 million for the same period in 2010, a decrease of $2.1 million, or 117%. Other expense primarily represents the increase in the fair value of a warrant liability incurred in connection with Curis’ January 2010 registered direct offering.

For the six-month period ending June 30, 2011, Curis reported a net loss of $11.7 million, or ($0.15) per both a basic and fully diluted shares outstanding basis, as compared to net income of $2.7 million or $0.04 per basic shares outstanding and $0.03 per fully diluted shares outstanding for the same period in 2010.

Revenues for the six months ended June 30, 2011, were $500,000 as compared to $12.7 million for the same period in 2010.

Operating expenses were $10.5 million for the six months ended June 30, 2011, as compared to $10.9 million for the same period in 2010. Research and development expenses were $6.2 million for the six months ended June 30, 2011, as compared to $4.7 million for the same period in 2010. General and administrative expenses were $4.3 million for the six months ended June 30, 2011, as compared to $6.2 million for the same period in 2010.

Other expense was $1.8 million for the six-month period ended June 30, 2011, as compared to other income of $900,000 for the same period in 2010.

As of June 30, 2011, Curis’ cash, cash equivalents and marketable securities totaled $32.7 million, and there were 76.5 million shares of common stock outstanding.

Recent Developments

-- Genentech presented positive data of vismodegib pivotal clinical trial in advanced basal cell carcinoma (BCC)

In June, Curis’ collaborator Genentech, a member of the Roche group, presented detailed results from its pivotal Phase II clinical trial of vismodegib (GDC-0449, RG3616) in advanced basal cell carcinoma patients at the Seventh European Association of Dermato-Oncology (EADO) Congress in Nantes, France.

The pivotal study (ERIVANCE BCC) is an international, single-arm, multicenter, two-cohort, open-label Phase II study that enrolled 104 patients with advanced BCC, including locally advanced BCC (71) and metastatic BCC (33). The overall response rate in the pivotal Phase II trial as assessed by an independent review facility showed that vismodegib substantially shrank tumors or healed visible lesions, with observed response rates of 43% of patients in the locally advanced BCC cohort and 30% of patients in the metastatic BCC cohort. In the pivotal Phase II trial, study investigators assessed the overall response rate to be 55%, with 60% in the locally advanced BCC cohort, and 46% in the metastatic BCC cohort. The clinical benefit rate (defined as patients who experienced response as well as those who experienced prolonged stable disease for more than 24 weeks) showed vismodegib shrank tumors or healed visible lesions, or prevented them from growing any further in 75% of patients with locally advanced BCC and 76% of patients with metastatic BCC, as assessed by independent review.

The median duration of progression-free survival (PFS) by independent review for both metastatic and locally advanced BCC patients was 9.5 months. The median duration of response by independent review was 7.6 months for both metastatic and locally advanced BCC patients. The median duration of response as assessed by study investigators was 12.9 and 7.6 months for metastatic and locally advanced BCC patients, respectively.

The most common adverse events observed in the study (observed in greater than 20% of patients) included muscle spasms, hair loss, altered taste sensation, weight loss, fatigue, nausea, decreased appetite and diarrhea. Serious adverse events (SAEs) were observed in 26 patients (25%). Four of these patients (4%) had SAEs that were considered to be related to vismodegib, including one case each of: blocked bile flow from the liver (cholestasis), dehydration with loss of consciousness (syncope), pneumonia accompanied by an inability of the heart to pump enough blood (cardiac failure) and a sudden arterial blockage in the lung (pulmonary embolism). Fatal events were reported in seven patients (7%); none were considered by investigators to be related to vismodegib. In all fatalities, pre-existing risk factors and comorbid conditions were present.

Based on the results of this study, Roche has indicated that it anticipates filing an NDA with the FDA in 2011 to seek approval to commercialize vismodegib in the U.S. The filing timeline for a European regulatory submission seeking to commercialize the drug in Europe is dependent on planned discussions with the European Medicines Agency (EMA). Curis is eligible to receive milestone payments for the U.S. and European territories, assuming that submissions are filed by Roche and accepted by the applicable regulatory agencies, and Curis is also eligible for milestone payments upon regulatory approval and royalties on any future sales of vismodegib.

-- Independent-study investigator presented promising interim results from investigator-initiated Phase II study of vismodegib; data shows effect in prevention and treatment of BCC in Basal Cell Nevus Syndrome (BCNS) patients

In April, interim Phase II clinical data on vismodegib were presented at the 2011 Annual Meeting of the American Association for Cancer Research (AACR) in patients with BCNS, which is also commonly referred to as Gorlin syndrome. Vismodegib reduced the rate of new BCCs from an average of 1.74 BCCs per month in the placebo group to 0.07 in the vismodegib group (p=<0.0001) in this study. Vismodegib also reduced the size of existing BCCs (-24 cm vs. 3 cm placebo, cumulative diameter, p=0.006). Some patients achieved near-complete remission with no BCC developing resistance during this period of time on trial. Importantly, these data demonstrate proof-of-concept for the therapeutic utility of vismodegib for BCC in Gorlin syndrome patients, for whom there is no approved pharmacological standard of care intervention.

Common observations related to vismodegib's safety included grade 1-2 taste loss, muscle cramps; hair loss and weight loss. There were two grade 3-4 adverse events observed, including one grade 3 muscle cramp and one grade 4 depression. Overall, 28% of patients taking vismodegib discontinued participation due to adverse events.

-- Highlighted breadth of targeted cancer platform with data presentations at AACR

In April, Curis scientists delivered three poster presentations at the 2011 AACR Annual Meeting, highlighting the breadth of the Company’s targeted cancer portfolio, including presentations on Curis-discovered molecules CUDC-101, CUDC-907 and Debio 0932.

Conference Call Information

Daniel Passeri, President and Chief Executive Officer of Curis, will host a conference call today, July 28, 2011, at 9:00 a.m. EDT, to discuss Curis’ financial results for the quarter, and corporate developments, plans and strategies.

To access the live conference call, please dial (800) 215-2410 from the U.S. or Canada or (617) 597-5410 from other locations, shortly before 9:00 a.m. EDT. The conference ID number is 30648998. The conference call also can be accessed on the Curis website at www.curis.com in the Investors section. A replay will be available approximately two hours after the completion of the call through 12:00 p.m. EDT, Thursday, August 4, 2011. To access the replay, please dial (888) 286-8010 from the United States or Canada or (617) 801-6888 from other locations and reference conference ID number 47723201.

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new targeted small molecule drug candidates for cancer. Curis is building upon its previous experiences in targeting signaling pathways, including in the Hedgehog pathway, in its effort to develop proprietary targeted cancer programs. For more information, visit Curis' website at www.curis.com.

Curis Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s plans with respect to initiating and progressing clinical trials of CUDC-101 and CUDC-907; the Company’s expectations that Genentech and Roche will file an NDA for vismodegib in 2011; and the potential benefits of vismodegib and the Company’s internally developed drug candidates in treating various cancer indications. Forward-looking statements used in this press release may contain the words "believes", "expects", "anticipates", "plans", "seeks", "estimates", "assumes", "will", "may," "could" or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements including, among other things:

  Genentech and Roche may experience adverse results, delays and/or failures in their development program under collaboration with Curis. For example, Genentech and Roche may: experience adverse or inconclusive results in their clinical trials of vismodegib, fail to achieve any development and commercialization timelines that they publicly announce with respect to vismodegib; or otherwise fail to meet applicable regulatory standards for approval of vismodegib in one or more indications.
  Curis' collaborator Debiopharm may experience adverse results, delays and/or failures in its development program under collaboration with Curis. For example, Debiopharm may not be able to successfully advance Debio 0932 through its ongoing Phase I clinical trial as planned.
  Curis may experience adverse results, delays and/or failures in its internal drug development programs, including with respect to its ongoing Phase Ib expansion trial and future planned clinical studies of CUDC-101, its planned IND filings, and its ongoing preclinical studies of its network-targeted cancer programs.
  Curis may experience difficulties or delays in obtaining or maintaining required regulatory approvals for products under development both internally and through its collaborations.
  Curis may not be able to obtain or maintain the intellectual property protection necessary for the development and commercialization of drug candidates based on its technologies.
  Curis may not be able to obtain the substantial additional funding required to conduct research and development of its drug candidates.
  Curis may experience unplanned cash requirements, and may not receive additional anticipated payments under its collaborations, any of which could shorten the estimated period in which Curis will have cash to fund its operations and which could also adversely affect Curis' estimated operating expenses for 2011 and beyond.
  Curis faces risks relating to its ability to enter into and maintain planned collaborations for development candidates under its network-targeted cancer programs, its ability to maintain its current collaborations with Genentech/Roche and Debiopharm, and the risk that any such collaborators will not perform adequately or may terminate such collaborations on short notice and/or for circumstances outside of our control.
  Curis also face other important risks relating to its business, operations, financial condition and future prospects generally that are discussed in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views only as of today and should not be relied upon as representing Curis' views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

CURIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues	$392,867	$98,634	$526,405	$12,656,968

Operating expenses:
Research and development	3,144,050	2,244,742	6,202,549	4,712,546
General and administrative	1,867,782	1,780,377	4,275,131	6,206,822
Total operating expenses	5,011,832	4,025,119	10,477,680	10,919,368

Net (loss) income from operations	(4,618,965)	(3,926,485)	(9,951,275)	1,737,600

Other (expense) income, net	(295,099)	1,828,498	(1,762,940)	948,678
Net (loss) income	$(4,914,064)	$(2,097,987)	$(11,714,215)	$2,686,278

Basic net (loss) income per common share	$(0.06)	$(0.03)	$(0.15)	$0.04
Diluted net (loss) income per common share	$(0.06)	$(0.03)	$(0.15)	$0.03

Basic weighted average common shares outstanding	76,378,369	75,617,858	76,103,611	74,261,033

Diluted weighted average common shares outstanding	76,378,369	75,617,858	76,103,611	77,979,738

CURIS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30, 2011	December 31, 2010
ASSETS

Cash, cash equivalents and marketable securities	$32,726,412	$40,379,818
Investments – restricted	277,546	497,004
Accounts receivable	99,524	92,371
Property and equipment, net	504,010	302,721
Goodwill	8,982,000	8,982,000
Other assets	478,046	395,229

Total assets	$43,067,538	$50,649,143

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$3,513,984	$3,526,744
Warrant liability	3,426,592	1,604,742
Total liabilities	6,940,576	5,131,486

Total stockholders' equity	36,126,962	45,517,657

Total liabilities and stockholders' equity	$43,067,538	$50,649,143

CONTACT:
Curis, Inc.
Michael P. Gray, 617-503-6632
Chief Operating and Chief Financial Officer
mgray@curis.com